Exhibit 99.1

Universal Truckload Services, Inc. Announces Financial Results for the First Quarter Ended April 1, 2006

WARREN, Mich., April 26 /PRNewswire-FirstCall/ -- Universal Truckload Services, Inc. (Nasdaq: UACL) announced today its financial results for the quarter ended April 1, 2006.

For the quarter ended April 1, 2006, operating revenues increased 20.6%, or $24.9 million, to $145.9 million from $120.9 million for the quarter ended April 2, 2005. Included in operating revenues are fuel surcharges of $12.0 million and $5.9 million for the first quarters of 2006 and 2005, respectively. Net income increased 30.9%, or $1.1 million, to $4.6 million, or $0.28 per share for the first quarter of 2006, from $3.5 million, or $0.26 per share, for the first quarter of 2005. Operating margin was 4.9% for the first quarter of 2006 compared to 4.8% for the first quarter of 2005.

Universal’s truckload revenue in the first quarter of 2006 increased by 17.9% to $87.3 million from $74.1 million in the corresponding period of 2005. Brokerage revenue in the first quarter of 2006 increased by 5.4% to $38.1 million from $36.2 million in the corresponding period of 2005. Intermodal revenue in the first quarter of 2006 increased by 90.8% to $20.4 million from $10.7 million in the corresponding period of 2005.

“Our performance in the first quarter of 2006 was the best first quarter operating performance in Universal’s history,” stated Universal’s President and CEO Don Cochran. “We have been able to grow our operating revenues, both organically and through the intermodal acquisitions completed in the fourth quarter of 2005 and 1st quarter of 2006. Excluding the $3.8 million of intermodal revenue generated by the acquisitions, intermodal revenue increased by $5.9 million or 55.2%.” Cochran added, “This performance is a reflection of our mission to grow and improve our existing network combined with our continued search for strategic acquisitions that are consistent with our business model.”

Universal Truckload Services, Inc. is primarily a non-asset based provider of transportation services to shippers throughout the United States and in the Canadian provinces of Ontario and Quebec. The Company’s trucking services include both flatbed and dry van operations and the Company provides rail- truck and steamship-truck intermodal support services. The Company also offers truck brokerage services.

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

UNIVERSAL TRUCKLOAD SERVICES, INC.
Unaudited Consolidated Statements of Income
(In thousands, except per share data)

	Quarter Ended

	April 1, 2006	April 2, 2005

Operating revenues:
Truckload	$87,319	$74,074
Brokerage	38,120	36,155
Intermodal	20,446	10,716
Total operating revenues	145,885	120,945
Operating expenses:
Purchased transportation	110,875	91,525
Commissions expense	9,456	7,610
Other operating expense, net	1,961	1,833
Selling, general, and administrative	11,288	9,457
Insurance and claims	3,847	3,701
Depreciation and amortization	1,270	1,035
Total operating expenses	138,697	115,161
Income from operations	7,188	5,784
Interest income (expense), net	250	(165)
Income before provision for income taxes	7,438	5,619
Provision for income taxes	2,876	2,135
Net income	$4,562	$3,484
Earnings per common share:
Basic	$0.28	$0.26
Diluted	$0.28	$0.26
Average common shares outstanding:
Basic	16,118	13,159
Diluted	16,129	13,159

UNIVERSAL TRUCKLOAD SERVICES, INC.
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	April 1, 2006	December 31, 2005

Assets
Cash and cash equivalents	$11,095	$10,442
Marketable securities	15,947	14,356
Accounts receivable - net	74,584	72,032
Other current assets	11,953	11,109
Total current assets	113,579	107,939
Property and equipment - net	36,659	34,800
Other long-term assets - net	17,070	15,339
Total assets	$167,308	$158,078
Liabilities and shareholders’ equity
Total current liabilities	$45,761	$41,134
Total long-term liabilities	3,722	3,772
Total liabilities	49,483	44,906
Total shareholders’ equity	117,825	113,172
Total liabilities and shareholders’ equity	$167,308	$158,078

UNIVERSAL TRUCKLOAD SERVICES, INC.
Summary of Operating Data
(Unaudited)

	Quarter Ended

	April 1, 2006	April 2, 2005

Average number of tractors provided by owner-operators
Truckload	2,488	2,351
Intermodal	591	305
Truckload Revenues:
Average operating revenues per loaded mile (1)	$2.46	$2.12
Average operating revenues per loaded mile, excluding fuel surcharges (1)	$2.18	$1.97
Average operating revenues per load (1)	$943	$810
Average operating revenues per load, excluding fuel surcharges (1)	$836	$752
Average length of haul (1)(2)	383	382
Number of loads (1)	92,641	91,199
Brokerage Revenues:
Average operating revenues per loaded mile (1)	$2.01	$1.77
Average operating revenues per load (1)	$1,226	$1,081
Average length of haul (1)(2)	609	612
Number of loads (1)	23,708	23,353
Intermodal Revenues:
Drayage (in thousands)	$18,292	$9,467
Depot (in thousands)	$2,154	$1,249
Total (in thousands)	$20,446	$10,716
Average operating revenues per loaded mile	$4.10	$4.00
Average operating revenues per loaded mile, excluding fuel surcharges	$3.63	$3.74
Average operating revenues per load	$268	$270
Average operating revenues per load, excluding fuel surcharges	$237	$252
Number of loads	68,330	35,004

(1)

Excludes operating data from CrossRoad Carriers, Inc. in order to improve the relevance of the statistical data related to our truckload and brokerage services and improve the comparability to our peer companies.

(2)	Average length of haul is computed using loaded miles.

SOURCE  Universal Truckload Services, Inc.
          -0-                                                  04/26/2006
          /CONTACT:  Robert Sigler, Vice President and Chief Financial Officer of Universal Truckload Services, Inc., +1-586-920-0100/
          /Web site:  http://www.uacl.com /
          (UACL)